Exhibit 10.3

AMENDED AND RESTATED MANAGEMENT CONSULTING AGREEMENT

AMENDED AND RESTATED MANAGEMENT CONSULTING AGREEMENT, dated as of February 7, 2007, by and among REXNORD HOLDINGS, INC., a Delaware corporation (“Rexnord”), APOLLO MANAGEMENT VI, L.P., a Delaware limited partnership (“Apollo Management”), and APOLLO ALTERNATIVE ASSETS, L.P., a Delaware limited partnership (“AAA;” collectively with Apollo Management, “Apollo”).

RECITALS

WHEREAS, Rexnord and Apollo Management previously entered into that certain Management Consulting Agreement, dated as of July 21, 2006 (the “Original Agreement”), pursuant to which Apollo Management agreed to make its expertise available to Rexnord and its subsidiaries (collectively, including subsidiaries acquired pursuant to the transactions contemplated by the Purchase Agreement (as defined below), the “Rexnord Group”) from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Rexnord Group; and

WHEREAS, Rexnord and Apollo now desire to amend and restate the Original Agreement in its entirety as set forth herein (the Original Agreement as amended and restated hereby, this “Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Retention of Apollo. Rexnord hereby retains Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term. This Agreement shall commence on the date hereof and, subject to the terms of the subsequent paragraph, unless otherwise extended pursuant to the following sentence, shall terminate on the twelfth anniversary of the date hereof (the “Term”) or such earlier time as Apollo and Rexnord may mutually agree in a written agreement signed by each of them. Upon the twelfth anniversary of the date hereof, and at the end of each year thereafter (each of such twelfth anniversary and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless written notice to the contrary is given by Apollo at least 30, but no more than 60, days prior to such Year End. The provisions of Sections 3(d), 4(f) (with respect to any unpaid or unreimbursed expenses incurred prior to any termination of this Agreement, whether or not such expenses have then become payable), and 5 through 14 shall survive the termination of this Agreement.

Apollo’s obligation to provide services hereunder shall continue through and until the earlier of (i) the expiration of the Term, as it may be extended pursuant to the terms of this Section 2, (ii) a Change of Control (as defined below) or (iii) an IPO (as defined below).

Section 3. Management Consulting Services.

(a) Apollo shall advise the Rexnord Group concerning such management matters that relate to the business, financial oversight, administration and policies of the Rexnord Group, in each case as Rexnord shall reasonably and specifically request by way of written notice to Apollo, which written notice shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete such services. In addition, the Rexnord Group shall promptly provide any additional materials that Apollo may reasonably request in connection with the provision of services by Apollo pursuant to the terms of this Agreement. Apollo shall devote such time to any such written request as Apollo shall deem, in its discretion, necessary. Such consulting services, in Apollo’s discretion, shall be rendered in person or by telephone or other communication. Except as otherwise expressly agreed to, Apollo shall have no obligation to the Rexnord Group as to the manner and time of rendering its services hereunder, and the Rexnord Group shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) In addition, Rexnord acknowledges and agrees that Apollo (i) has structured the transactions contemplated by each of the (x) Agreement and Plan of Merger, dated as of October 11, 2006 (the “Merger Agreement”), by and among Jacuzzi Brands, Inc. (“Jacuzzi”), Jupiter Acquisition, LLC (“Seller”), and Jupiter Merger Sub, Inc. and (y) Purchase Agreement, dated as of October 11, 2006 (the “Purchase Agreement”), between RBS Global, Inc. (an indirect subsidiary of the Company) (“RBS Global”) and Seller (pursuant to which the Rexnord Group has or will have acquired the water management business of Jacuzzi from Seller (the “Zurn Acquisition”), (ii) has arranged for financing for the Rexnord Group in connection with the Zurn Acquisition, and (iii) has provided other services to the Rexnord Group in connection with the Zurn Acquisition. Apollo agrees to continue to provide services to the Rexnord Group in connection with the consummation of the Zurn Acquisition.

(c) Apollo shall perform all services to be provided to the Rexnord Group hereunder as an independent contractor to the Rexnord Group and not as an employee, agent or representative of any member of the Rexnord Group. Apollo shall have no authority to act for or to bind any member of the Rexnord Group while acting in its capacity as an advisor to the Rexnord Group under this Agreement without Rexnord’s prior written consent.

(d) This Agreement shall in no way prohibit Apollo, its affiliates, or any of its or its affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives from engaging in other activities, whether or not competitive with any business of any member of the Rexnord Group.

Section 4. Compensation.

(a) As consideration for Apollo’s agreement to render the services set forth in Section 3(a) and as compensation for any such services rendered by Apollo, Rexnord agrees to pay, or cause its subsidiaries to pay, to Apollo an annual fee equal to $3,000,000. Such amounts shall be payable to Apollo in two equal semi-annual payments (i.e., every six months) by wire transfer in same-day funds to a bank account designated by Apollo.

(b) As consideration for services rendered and Apollo’s agreement to render services as set forth in Section 3(b), Rexnord agrees to pay, or to cause its subsidiaries to pay, to Apollo a fee of $8,500,000, by wire transfer in same-day funds to a bank account designated by Apollo, upon the consummation of the Zurn Acquisition.

(c) Each payment made pursuant to this Agreement (whether pursuant to Section 4(a), 4(b), 4(d) or otherwise) by Rexnord or any of its subsidiaries or affiliates to Apollo shall be divided between Apollo Management and AAA, such that Apollo Management will receive 87.5% of any such payment, and AAA will receive 12.5%.

(d) The parties acknowledge and agree that an objective of the Rexnord Group is to maximize value for its shareholders, which may include consummating (or participating in the consummation of) (i) a transaction (including, without limitation, any merger, consolidation, recapitalization or sale of assets or equity interests) the result of which is that any Person (as defined in the Merger Agreement) other than Apollo or an affiliate of Apollo becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Rexnord, Chase Acquisition I, Inc. (“Chase”), RBS Global or Rexnord LLC (f/k/a Rexnord Corporation), or all or substantially all of the assets of the Rexnord Group (each such event, a “Change of Control”), or (ii) one or more initial public offerings of the common stock or other equity interests of Rexnord, Chase, RBS Global or Rexnord LLC (each such event, an “IPO”). The services provided to the Rexnord Group by Apollo pursuant to this Agreement will help to facilitate the consummation of a Change of Control or IPO, should Rexnord decide to pursue such a transaction. In consideration of the services provided pursuant hereto, following the provision of notice to Apollo by Rexnord of Rexnord’s or another member of the Rexnord Group’s intent to enter into an event that constitutes a Change of Control or an IPO, Apollo may elect at any time in connection with or in anticipation of such Change of Control or IPO (or at any time thereafter) (which election shall be made by the delivery of notice to Rexnord (such notice, the “Notice”, and the date on which such Notice is delivered to Rexnord, the “Notice Date”)) to receive the Lump Sum Payment (as defined below), in lieu of annual payments of the fee set forth in Section 4(a) above, such amount to be paid, unless prohibited by the terms of any agreement or indenture governing material indebtedness of the Rexnord Group, on the date on which such Change of Control or IPO is consummated, or, if the Notice occurs, subsequent to such date, as soon as practicable, but in no event, unless prohibited by the terms of any agreement or indenture governing material indebtedness of the Rexnord Group, later than 30 days subsequent to the Notice Date. The “Lump Sum Payment” shall be a single lump sum cash payment equal to the then present value of all then current and future fees payable pursuant to Section 4(a) above, assuming the Term ends on the date that is the twelfth anniversary hereof (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the twelfth anniversary of the date hereof (the “Discount Rate”)); provided, however, that no portion of the Lump Sum Payment shall be payable to Apollo if on the Notice Date Apollo and its affiliates (taken as a whole) do not own any beneficial economic interest in the Rexnord Group. The Lump Sum Payment will be payable to Apollo by wire transfer in same-day funds to a bank account designated by Apollo.

(e) To the extent Rexnord does not pay any portion of the Lump Sum Payment by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing material indebtedness of the Rexnord Group, any unpaid portion of the Lump Sum Payment shall be paid to Apollo on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture, to the extent permitted by such agreement or indenture. Any portion of the Lump Sum Payment not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.

(f) Upon presentation by Apollo to Rexnord of such documentation as may be reasonably requested by Rexnord, Rexnord shall reimburse, or cause its subsidiaries to reimburse, Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo, its affiliates or any of its or its affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives in the performance of Apollo’s obligations hereunder, whether incurred on, after or prior to the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the Zurn Acquisition.

(g) Nothing in this Agreement shall have the effect of prohibiting Apollo, its affiliates or any of its or its affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives from receiving from Rexnord or any other member of the Rexnord Group any other fees, including any fee payable pursuant to Section 7.

Section 5. Indemnification. Rexnord agrees that it shall, and it shall cause its subsidiaries to, indemnify and hold harmless Apollo, its affiliates and its and its affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives (collectively, the “Indemnified Persons”) on demand from and against any and all claims, demands, actions, causes of action, judgments, obligations, contracts, agreements, debts, liabilities, costs, expenses and disbursements, whether known or unknown, contingent or otherwise, both at law and in equity (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, Rexnord shall not be liable for any Claim under this Section 5 arising from the willful misconduct of any Indemnified Person.

Section 6. Limitation on Damages. Rexnord’s sole remedy against Apollo for breach of this Agreement shall be to offset any fees otherwise payable to Apollo by the amount of any Claims arising out of or relating to this Agreement or the services to be rendered hereunder; it being understood that any recovery will be limited to actual damages. No Indemnified Person shall be liable to the Rexnord Group (a) for any breach hereunder by another Indemnified Person or (b) for any breach by it, unless the same constitutes fraud or willful misconduct as determined in a final judgment of a court of competent jurisdiction from which no appeal can be made.

Section 7. Other Services. If Rexnord shall determine that it is advisable for any member of the Rexnord Group to hire a financial advisor, consultant, investment bank or any similar agent in connection with any merger, acquisition, disposition, recapitalization, divestiture, sale of assets, joint venture, issuance of securities (whether equity, equity-linked, debt or otherwise), financing or any similar transaction, Rexnord shall notify Apollo of such determination in writing. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate services, additional compensation and indemnification for the relevant member of the Rexnord Group to hire Apollo or its affiliates for such services. No member of the Rexnord Group may hire any Person, other than Apollo or its affiliates, for any services, unless all of the following conditions have been satisfied: (a) the parties are unable to agree after 30 days following receipt by Apollo of such written notice; (b) such other Person has a reputation that is at least equal to the reputation of Apollo in respect of such services; (c) 10 business days shall have elapsed after Rexnord provides a written notice to Apollo of its intention to hire such other Person, which notice shall identify such other Person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided; (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above; and (e) the indemnification to be provided is not more favorable to the relevant member of the Rexnord Group than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of any merger, acquisition, disposition, recapitalization, divestiture, sale of assets, joint venture, issuance of securities (whether equity, equity-linked, debt or otherwise), financing or any similar transaction, Apollo shall receive a fee equal to 1% of the aggregate enterprise value paid or provided by the Rexnord Group (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced, and (z) any other consideration or compensation paid in connection with such transaction).

Section 8. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management VI, L.P.

10250 Constellation Blvd, Suite 2900

Los Angeles, CA 90067

Telecopy No.: (310) 843-1933

Attention: Mr. Laurence Berg

if to Rexnord:

Rexnord Holdings, Inc.

c/o Rexnord LLC

4701 Greenfield Avenue

Milwaukee, WI 53214

Telecopy: (414) 643-3078

Attention: Robert Hitt

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 9. Benefits of Agreement. This Agreement shall bind and inure to the benefit of Apollo, Rexnord, the other members of the Rexnord Group, the Indemnified Persons and any successors to or assigns of Apollo, Rexnord and the Indemnified Persons; provided, however, that other than any assignment to an affiliate of Apollo, this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo. Upon Apollo’s request, Rexnord shall cause the other members of the Rexnord Group to become parties hereto directly in order to avail themselves of the services hereunder.

Section 10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws that would give effect to the laws of another jurisdiction).

Section 11. Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 12. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 13. Counterparts. This Agreement may be executed in counterparts, including via facsimile transmission, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 14. Waivers. Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

* * * * *IN WITNESS WHEREOF, the parties have executed this Amended and Restated Management

Consulting Agreement as of the date first above written.

REXNORD HOLDINGS, INC.

By:	/s/ GEORGE C. MOORE
Name:	George C. Moore
Title:	Executive Vice President and Chief
Financial Officer

APOLLO MANAGEMENT VI, L.P.

By: AIF VI Management, LLC,
its General Partner

By:	/s/ STEVEN MARTINEZ
Name:	Steven Martinez
Title:	Partner

APOLLO ALTERNATIVE ASSETS, L.P.

By: Apollo Alternative Assets GP Limited,
its General Partner

By:	/s/ STEVEN MARTINEZ
Name:	Steven Martinez
Title:	Partner

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